EXHIBIT 5.1

Campbells
Registered Foreign Law Firm
1301, 13/F
York House, The Landmark

15 Queen’s Road Central
Blue Hat Interactive Entertainment Technology Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010 Cayman Islands	Hong Kong

D +852 3708 3020
T +852 3708 3000
F +852 3706 5408
E jnip@campbellslegal.com

campbellslegal.com
8 July 2022

Our Ref: 15509-33259
Your Ref:
Dear Sirs
CAYMAN | BVI | HONG KONG

Blue Hat Interactive Entertainment Technology

We have acted as Cayman Islands counsel to Blue Hat Interactive Entertainment Technology (the “Company”) in connection with the Company’s registration statement on Form S-8 including all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), to be filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”) relating to the registration of 600,000 ordinary shares of par value US$0.01 per share (the “Shares”) issuable upon exercise of options and pursuant to other award granted under the 2020 Equity Incentive Plan. The 2020 Equity Incentive Plan was adopted by the shareholders of the Company on 9 December 2020 (the “2020 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) pursuant to which, the maximum number of ordinary shares in respect of which any awards may be granted or paid out thereunder is 6,000,000 ordinary shares of par value of US$0.001 per share. Pursuant to the resolutions of the shareholders of the Company passed on 10 May 2022, every 10 ordinary shares of a par value of US$0.001 each in the authorised share capital of the Company (including issued and unissued share capital) were consolidated into 1 ordinary share of a par value of US$0.01 each (the “Share Consolidation”). After the Share Consolidation, the maximum number of ordinary shares in respect of which any awards may be granted or paid out under the 2020 Plan is 600,000 ordinary shares of par value of US$0.01 per share.

We are furnishing this opinion as Exhibits 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The 2020 Plan.

1.2	The Registration Statement.

Resident Hong Kong Partners: Shaun Folpp (British Virgin Islands) and Jenny Nip (England and Wales)

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

1.3	The amended and restated memorandum and articles of association of the Company adopted by special resolution on 25 March 2019 and effective immediately prior to the completion of the Company’s initial public offering of American Depositary Shares on the Nasdaq Capital Market.

1.4	The second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 10 May 2022 (the “Memorandum and Articles”).

1.5	The written resolutions of the Remuneration Committee of the Company dated 3 November 2020 (the “RC’s Resolutions”).

1.6	The written resolution of the board of directors of the Company dated 3 November 2022, approving, among others, the adoption of the 2020 Plan (the “3 November 2022 Board Resolutions”).

1.7	The minutes of the annual general meeting of the Company dated 9 December 2020, approving, among others, the adoption of the 2020 Plan (the “9 December 2020 Shareholders’ Resolutions”)

1.8	The minutes of the extraordinary general meeting of the Company dated 10 May 2022, approving, among others, the Share Consolidation (the “10 May 2022 Shareholders’ Resolutions”).

1.9	The written resolution of the board of directors of the Company dated 5 July 2022, approving, among others, the issuance of Shares (the “5 July 2022 Board Resolutions”, together with the RC’s Resolutions, the 3 November 2022 Board Resolutions, the 9 December 2020 Shareholders’ Resolutions and the 10 May 2022 Shareholders’ Resolutions, the “Resolutions”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations. In giving these opinions we have relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	Where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us.

2.3	The Memorandum and Articles remain in full force and effect and are unamended.

2.4	The genuineness of all signatures, initials and seals.

2.5	There is nothing under any law (other than the law of the Cayman Islands) and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.6	The Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect

2.7	Upon the issue of any Shares, the Company will have received consideration which shall be equal to at least the par value of such Shares.

2.8	There is nothing under the listing rules of the Nasdaq Global Market which would require the approval of shareholders of the Company for the adoption of the 2020 Plan and the issuance of Shares thereunder.

3	Opinion

Based upon and subject to the foregoing assumptions and the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Shares to be issued by the Company have been duly and validly authorised.

3.2	The Shares will be legally issued, fully paid and non-assessable when issued and paid for in accordance with the terms of the 2020 Plan and the Resolutions, and the name of the holders being entered, in respect of such shares, into the register of members of the Company. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

4.1	In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells